Exhibit 99.1

       InterDigital Announces Fourth Quarter and Full Year 2003
   Financial Results; Growth in Recurring Patent Licensing Revenue and New Agreements Drive Profitable Results

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--March 10, 2004--InterDigital Communications Corporation (Nasdaq:IDCC), a leading architect, designer and provider of wireless technology and product platforms, today announced financial results for the fourth quarter and full year ended December 31, 2003. For full year 2003, revenue and net income were $114.6 million and $34.3 million, respectively, increases of $26.7 million and $32.0 million over 2002. Further, InterDigital's cash and short-term investment position grew to $105.9 million at December 31, 2003 up $18.4 million versus year-end 2002.
    Howard Goldberg, President and Chief Executive Officer, stated, "2003 was one of the best years in InterDigital's history. We delivered excellent financial results, expanded our licensee base, and enhanced our position for broad-based participation in the future growth of wireless communications. In 2003, we grew our technology offerings through both internal development and the strategic acquisition of key patents and technology assets. We enhanced InterDigital's corporate governance practices through the implementation of new policies and procedures, expanded the size of our Board of Directors and appointed three independent directors. In the third quarter, we repurchased two million shares of our common stock at then prevailing prices. At year end, our balance sheet remained very strong and we're well positioned to take advantage of the opportunities that lie ahead."

    Fourth Quarter Summary

    Revenues in fourth quarter 2003 were $24.7 million compared to $27.1 million in fourth quarter 2002. Recurring patent license royalties for fourth quarter 2003 of $23.5 million increased $6.1 million, or 35%, when compared to fourth quarter 2002. Fourth quarter 2002 revenue consisted of $17.4 million of recurring patent license royalties and $9.7 million of non-recurring royalty revenue associated with the discontinuation of sales of covered products by Denso. The increase in recurring royalties was primarily driven by $5.1 million of royalties related to new patent license agreements in 2003 with Ericsson and Sony Ericsson, and an incremental $3.1 million in fourth quarter 2003 royalties from NEC Corporation of Japan (NEC). As expected, fourth quarter 2003 revenue also included $1.0 million of specialized engineering services revenue related to successful final delivery of a Wideband Time Division Duplex platform to Nokia.
    The Company reported net income of $1.1 million, or $0.02 per share (diluted), for fourth quarter 2003, compared to net income of $5.7 million, or $0.10 per share (diluted) in fourth quarter 2002. Operating expenses of $22.9 million increased 22% over fourth quarter 2002 and 7% over third quarter 2003, in line with previous Company guidance. The increase in operating expenses over fourth quarter 2002 was due, in large part, to higher directors' and officers' liability insurance premiums, patent licensing costs, investments in product and technology development, tradeshow costs and consulting costs associated with a review and update of the Company's strategic plan. Tax expense decreased in fourth quarter 2003 due to a reduction in the level of royalty revenue subject to non-U.S. withholding tax and the recognition of an anticipated refund of previously expensed alternative minimum tax payments.

    Full Year Summary

    For full year 2003, revenues were $114.6 million, an increase of 30% versus revenues of $87.9 million in 2002. Absent non-recurring items in both 2003 and 2002, revenue in 2003 of $93.9 million would have increased 48% from $63.5 million in 2002. Recurring patent license royalty revenue increased 58% in 2003 to $92.9 million from $58.9 million in 2002. The 58% increase was largely attributable to both 2003 patent license agreements with Ericsson and Sony Ericsson and higher recurring royalties from NEC, Sharp and Sanyo. As expected, specialized engineering services revenue decreased $3.5 million in 2003 to $1.0 million from $4.5 million in 2002.
    The Company reported net income of $34.3 million for the year 2003, or $0.58 per share (diluted), compared to net income in 2002 of $2.4 million, or $0.04 per share (diluted). Operating expenses of $85.0 million in 2003 increased 8% over 2002 due mainly to higher expenses related to directors' and officers' liability insurance premiums, patent licensing costs, investments in product and technology development and consulting costs associated with a review and update of the Company's strategic plan. Tax expense decreased in 2003 to $7.3 million from $8.7 million in 2002 due mainly to a reduction in the level of royalty revenue subject to non-U.S. withholding tax.
    Cash and short-term investments grew to $105.9 million at December 31, 2003, up $18.4 million versus year-end 2002. The increase primarily resulted from royalty payments from licensees, the largest of which were from NEC, Ericsson and Sony Ericsson, partially offset by non-operating uses of cash of approximately $46.5 million in connection with the repurchase of two million shares of the Company's stock and the acquisition of substantially all of the assets of the former Tantivy Communications, Inc.

    2004 Outlook

    "We benefited in 2003 from our success in signing or extending six patent license agreements, as well as growth in sales of licensed products by our licensees. These were key factors driving our revenue and profitability in 2003," added Mr. Goldberg. "As we move into 2004, we're encouraged by industry anticipation of double digit growth in handset sales and renewed optimism for 3G rollout. With the industry starting to return to financial health, we expect to benefit from both continued investment in 3G infrastructure and the increasing numbers of 2G and 3G handsets sold. We are also encouraged by early indications of operators' and manufacturers' interest in technology extensions and enhancements such as those we are working on in the areas of High Speed Downlink Packet Access technology and Smart Antenna solutions for WLAN and cellular applications."
    "Of course, we continue to focus appropriate internal and external resources toward the resolution of arbitrations with Nokia and Samsung and litigation with Lucent. Under a draft schedule proposed by the arbitration panel in the Nokia matter, an evidentiary hearing would be conducted in January 2005, with a decision expected sometime thereafter. The arbitration with Samsung remains at an early stage, with panel selection still underway. The recently filed patent infringement suit against Lucent is also at an early stage. We are confident in our positions in these matters," concluded Mr. Goldberg.
    Rich Fagan, Chief Financial Officer, commented, "In 2004, we expect to benefit from the continued solid performance of our key licensees and to expand our licensee base. As such, we expect to build upon the solid base of quarterly recurring royalty revenues experienced in the last three quarters of 2003. Dependent upon market timing, we may also recognize a small level of technology product-related revenue associated with our jointly-developed FDD protocol stacks, as products containing this embedded solution are delivered into the emerging 3G markets by Infineon. In addition, we expect that our operating expenses will be higher in 2004 due to the impact of inflation-adjusted expenses, increased directors' and officers' liability insurance premiums, patent prosecution and licensing costs (including legal costs related to arbitration and litigation activities), Sarbanes-Oxley compliance and increased marketing and business development costs.
    "Our first quarter 2004 revenues are likely to be comprised of royalties from our current base of licensees. Also, we expect that first quarter 2004 expenses could increase 5% - 10% over fourth quarter 2003 levels," added Mr. Fagan.

    About InterDigital

    InterDigital architects, designs and provides advanced wireless technologies and products that drive voice and data communications. The Company offers technology and product solutions for mainstream wireless applications that deliver cost and time-to-market advantages for its customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G and 3G standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation. All other trademarks are the property of their respective owners.
    This press release contains forward-looking statements regarding, among other things, our current beliefs, plans, and expectations as to
(i) anticipated increased market demand for handset sales and the rollout of 3G technologies, (ii) continued industry investment in 3G infrastructure, (iii) operator and manufacturer interest in High Speed Downlink Packet Access technology and Smart Antenna solutions for WLAN and cellular applications, (iv) our position in the arbitrations with Nokia and Samsung and litigation with Lucent, (v) our ability to expand our licensee base and benefit from the performance of our key licensees, (vi) our ability to recognize product-related revenue from our jointly-developed FDD protocol stack product offering, and (vii) future recurring royalty revenues, capital expenditures, and operating expenses. Words such as "expect", "continue", "encourage", "may" or other similar expressions are intended to identify such forward-looking statements.
    Forward-looking statements are subject to risks and uncertainties, and actual outcomes could differ materially from those expressed in any such forward-looking statements due to a variety of factors including, but not limited to those identified in the press release, and: (i) the failure by our licensees to realize market projections for sales of covered products, in the accuracy of market projections, and changes in our licensees' market share; (ii) the market relevance of our technologies; changes in technology preferences of strategic partners, operators and manufacturers; the availability or development of substitute or competitive technologies; our ability to leverage our existing technologies and enter into additional strategic relationships; failure of the 3G market or the wireless data services market to materialize in the manner, scope or time frame anticipated, the ability of operators to deliver 3G services in volume; the success of underlying 3G technology; and the successful delivery of differentiated applications by 3G products; (iii) inability to successfully resolve or delays in the arbitration proceedings with Nokia and Samsung under their respective patent licensing agreements;
(iv) our ability to successfully enforce patent infringement claims against Lucent, and our ability to adequately prosecute, enforce and protect our patents and other intellectual property rights with other third parties; (v) our ability to enter into additional license agreements; (vi) difficulties or delays related to Infineon's sale of the FDD protocol stack product offering; (vii) the effects of global economic conditions and governmental licensing decisions, and (viii) other factors listed in the Company's most recently filed Form 10-K, Form 10-Q, and Forms 8-K. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

             SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
             --------------------------------------------
                  For the Periods Ended December 31
             (Dollars in thousands except per share data)
                             (unaudited)


                            For the Three Months      For the Year
                                   Ended                 Ended
                                December 31,          December 31,
                            -------------------- ---------------------
                               2003      2002        2003      2002
                            -------------------- ---------------------

REVENUES:                    $ 24,683  $ 27,091   $ 114,574  $ 87,895
                            --------- ---------   ---------  --------

OPERATING EXPENSES:

  Sales and marketing           1,446       860       4,919     4,286
  General and administrative    4,878     3,853      18,183    15,227
  Patents administration and
   licensing                    4,657     3,778      15,995    13,074
  Development                  11,882    10,295      45,936    46,068
                            --------- ---------   ---------  --------
                               22,863    18,786      85,033    78,655
                            --------- ---------   ---------  --------

  Income from operations        1,820     8,305      29,541     9,240

OTHER INCOME                        -         -      10,580         -
NET INTEREST INCOME               315       439       1,613     2,019
                            --------- ---------   ---------  --------

  Income before income taxes    2,135     8,744      41,734    11,259

INCOME TAX PROVISION           (1,020)   (2,963)     (7,269)   (8,748)
                            --------- ---------   ---------  --------

  Net income                    1,115     5,781      34,465     2,511

PREFERRED STOCK DIVIDENDS         (32)      (33)       (133)     (136)
                            --------- ---------   ---------  --------

NET INCOME APPLICABLE TO
 COMMON SHAREHOLDERS          $ 1,083   $ 5,748    $ 34,332   $ 2,375
                            ========= =========   =========  ========

NET INCOME PER COMMON SHARE
 - BASIC                        $0.02     $0.11       $0.62     $0.04
                            ========= =========   =========  ========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING -
 BASIC                         54,664    53,630      55,271    52,981
                            ========= =========   =========  ========

NET INCOME PER COMMON SHARE
 - DILUTED                      $0.02     $0.10       $0.58     $0.04
                            ========= =========   =========  ========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING -
 DILUTED                       58,786    57,919      59,840    56,099
                            ========= =========   =========  ========

Certain prior period amounts have been reclassified to conform to the 2003 presentation.




                          SUMMARY CASH FLOW
                          -----------------
                  For the Periods Ended December 31
                        (Dollars in thousands)
                             (unaudited)

                             For the Three Months     For the Year
                                     Ended               Ended
                                  December 31,         December 31,
                             -------------------- --------------------
                                 2003      2002       2003      2002
                             -------------------- --------------------

Net income before pref. stock
 dividends                      $1,115    $5,781    $34,465    $2,511
Depreciation & amortization      2,695     3,060     10,691    11,629
Increase in deferred revenue     1,500    13,250     57,488    72,500
Deferred revenue recognized    (16,579)  (19,003)   (61,563)  (54,738)
Decrease (increase) in
 operating working capital,
 deferred charges and other     14,924   (16,885)    18,000   (34,139)
Capital spending & patent
 additions                      (4,561)   (3,962)   (13,135)  (11,994)
                             ---------- --------- ---------- ---------
   CASH FLOW BEFORE FINANCING
   ACTIVITIES AND ASSET
    ACQUISITION                   (906)  (17,759)    45,946   (14,231)

Increase in notes receivable         -         -     (1,446)        -
Acquisition of Tantivy assets        -         -    (10,430)        -
Debt decrease & preferred
 dividends                         (83)      (69)      (266)     (470)
Net stock (acquired) issued        988     8,812    (15,443)   11,904
                             ---------- --------- ---------- ---------
   NET (DECREASE) INCREASE IN
    CASH AND SHORT-TERM
    INVESTMENTS                   $ (1) $ (9,016)  $ 18,361  $ (2,797)
                             ========== ========= ========== =========

Certain prior period amounts have been reclassified to conform to the 2003 presentation.





                       CONDENSED BALANCE SHEETS
                       ------------------------
                        (Dollars in thousands)
                             (unaudited)

                                   December 31, 2003 December 31, 2002
                                   ----------------- -----------------
Assets
------
Cash & short-term investments              $105,927           $87,566
Accounts receivable                          37,839            53,486
Other current assets                          8,628             7,627
Property & equipment (net)                   12,137            14,091
Patents (net) & other non-current
 assets                                      40,634            28,408
                                   ----------------- -----------------
TOTAL ASSETS                               $205,165          $191,178
                                   ================= =================
Liabilities and Shareholders'
 Equity
-----------------------------
Current portion of long-term debt              $193              $189
Accounts payable & accrued
 liabilities                                 16,236            14,124
Foreign & domestic taxes payable              1,259             5,434
Deferred revenue                             86,595            90,670
Long-term debt & long-term
 liabilities                                  3,397             1,970
                                   ----------------- -----------------
TOTAL LIABILITIES                           107,680           112,387

SHAREHOLDERS' EQUITY                         97,485            78,791
                                   ----------------- -----------------

TOTAL LIABILITIES & SHAREHOLDERS'
 EQUITY                                    $205,165          $191,178
                                   ================= =================

    CONTACT: InterDigital Communications Corporation
             Media:
             Dawn Goldstein, 610-878-7800
             e-mail: dawn.goldstein@interdigital.com
                 or
             Investor:
             Janet Point, 610-878-7800
             e-mail: janet.point@interdigital.com